Sussex Bancorp Announces Withdrawal From the U.S. Department of Treasury Capital Purchase Program

•	Tuesday March 3, 2009, 8:30 am EST

FRANKLIN, N.J., March 3, 2009 (GLOBE NEWSWIRE) -- Sussex Bancorp (NasdaqGM:SBBX - News), parent company of Sussex Bank, announced today that its Board of Directors has elected not to participate in the U.S. Department of Treasury's Capital Purchase Program (``CPP''). The Company had been approved on December 19, 2008 to sell $9,989,000 in preferred stock to Treasury under the CPP, and had taken all steps, including amending its certificate of incorporation to permit the issuance of preferred stock, needed to participate in the CPP.

Donald L. Kovach, Sussex Bancorp's President and CEO, said, ``At the time we applied to participate in the CPP, we believed the program was designed to recognize healthy institutions and to provide them with additional capital to ensure that they stayed strong and served as a source of credit through the current recession. We felt it was prudent to enter the economic downturn with as much capital as possible, regardless of our already strong capital position. However, since we applied to participate in the CPP, a number of changes have occurred which lead us to believe that participating in the program is not in the best interests of our shareholders. Since October, our non-performing assets have stabilized, and we have seen loan demand slow. We are a very liquid, well capitalized institution, and our Board of Directors did not believe we could profitably deploy the additional capital from the CPP program in the current environment. At December 31, Sussex Bank's leverage, Tier 1 risk based and total risk based capital ratios were 8.59%, 11.04% and 12.29%, respectively, far in excess of the ratios required to be well capitalized. In addition, we have approximately $1 million in additional capital at the holding company level, that can be contributed to the Bank in the event additional capital is needed. We also believe, however, that recent changes to the CPP program, and the public perception of institutions that participate in the program, will put us at a marketplace disadvantage and are not in our shareholders' best interests.''

Sussex Bancorp is the holding company for Sussex Bank, which operates through its eight New Jersey offices and two Orange County offices and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company's control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Contact:

          Sussex Bancorp
          Donald L. Kovach, President & CEO
          (973) 827-2914